Exhibit 12 to Annual Report
on Form 10-K
for Fiscal Year Ended June 30, 2015
By Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2015	2014	2013	2012	2011
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,432,240	$1,556,720	$1,311,001	$1,576,698	$1,413,721
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	115,077	79,845	88,668	89,888	97,009
Amortization of deferred loan costs	3,329	2,721	2,884	2,902	2,695
Portion of rents representative of interest factor	41,886	43,983	44,493	41,515	39,499
(Income) loss of equity investees	(23,204)	(11,141)	(247)	1,237	2,592
Amortization of previously capitalized interest	179	190	193	196	226
Income as adjusted	$1,569,507	$1,672,318	$1,446,992	$1,712,436	$1,555,742
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$115,077	$79,845	$88,668	$89,888	$97,009
Amortization of deferred loan costs	3,329	2,721	2,884	2,902	2,695
Portion of rents representative of interest factor	41,886	43,983	44,493	41,515	39,499
Fixed charges	$160,292	$126,549	$136,045	$134,305	$139,203
RATIO OF EARNINGS TO FIXED CHARGES	9.79x	13.21x	10.64x	12.75x	11.18x